Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS RECORD FIRST QUARTER 2005 FINANCIAL RESULTS

— First Quarter Revenues up 5.9%; Operating Income up 11.4% —

ATLANTA, May 6, 2005 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month period ended March 31, 2005.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended March 31,
	2005	2004
Net revenues	$98,569	$93,091	5.9%

Station operating income (1)	37,128	34,016	9.1%
Station operating income margin (2)	37.7%	36.5%	—

Operating income	29,521	26,493	11.4%

Net income	$13,765	$11,096	24.1%
Net income per common share – diluted	$0.14	$0.11	27.3%

Free cash flow (3)	$18,435	$15,226	21.1%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

“We had a very strong first quarter with business building steadily throughout the quarter,” commented Robert F. Neil, President and Chief Executive Officer. “Our first quarter revenue growth of 5.9% exceeded our guidance, the industry and the markets in which we operate. In addition, we grew first quarter operating income by 11.4% demonstrating the attractive operating leverage that can be achieved in a healthy revenue environment.”

Operating Results – First Quarter 2005

Net revenues for the first quarter of 2005 were $98.6 million, up 5.9% from the first quarter of 2004. Local revenues increased 6.6% and national revenues increased 6.2% as compared to the first quarter of 2004. Our stations in Orlando, Miami, Tampa, San Antonio, Jacksonville, Southern Connecticut, Long Island and Dayton delivered solid growth during the first quarter of 2005. Those increases were partially offset by results of our stations in Birmingham and Louisville, where net revenues were down for the quarter.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $0.6 million, or 2.9%, to $22.3 million compared to the first quarter of 2004 primarily due to higher programming expenses.

Selling, general and administrative expenses are comprised of our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $1.9 million, or 5.2%, to $39.3 million compared to the first quarter of 2004 primarily as a result of increased sales commissions and national rep commissions due to higher revenues in the first quarter of 2005 as compared to the first quarter of 2004 and slightly higher general and administrative expenses.

Corporate general and administrative expenses increased $0.2 million, or 3.6%, to $4.7 million compared to the first quarter of 2004 primarily as a result of additional incentive compensation accruals based on improving company performance.

Operating income for the first quarter of 2005 was $29.5 million, an increase of $3.0 million, or 11.4% compared to the first quarter of 2004, for the reasons discussed above.

Interest expense during the first quarter of 2005 totaled $7.3 million, as compared to $7.9 million for the first quarter of 2004. This decrease was the result of lower overall outstanding debt offset partially by a higher interest rate on our floating rate debt. The average interest rate on our credit facility was 3.3% during the first quarter of 2005 and 1.8% during the first quarter of 2004.

Income tax expense increased approximately $1.0 million to $8.5 million in the first quarter of 2005 compared to $7.4 million in the first quarter of 2004. This net increase is due to an increase in operating income and a decrease in interest expense, as discussed above, and partially offset by a favorable change in the Kentucky state tax rate.

Net income increased $2.7 million to $13.8 million for the first quarter of 2005 for the reasons discussed above.

Capital expenditures for the first quarter of 2005 totaled $2.3 million.

For the three-month period ended March 31, 2005, no pro forma or same station results have been provided, as those results would have approximated actual results.

As of March 31, 2005, Cox Radio had consolidated debt of $457.4 million and generated $162.8 million of consolidated operating cash flow during the twelve months ended March 31, 2005. As a result, the ratio of consolidated debt to consolidated operating cash flow was 2.8x at March 31, 2005. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of consolidated operating cash flow, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Business Outlook

Robert F. Neil continued, “Looking to the second quarter of 2005, we continue to be pleased with the way the market is evolving. While April was not as robust as the first quarter, May and June are pacing very well excluding the impact of the termination of the Atlanta Braves broadcasting agreement in 2004. Based on the current environment, we expect to deliver second quarter revenue growth in the low single digits, which excluding the impact of the Atlanta Braves in 2004, equates to same station revenue growth in the mid-single digits.”

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 79 stations (66 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Friday, May 6th at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8513 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Cox Radio’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through Friday, May 13, 2005 and can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 5952063. The webcast will also be archived on Cox Radio’s website for one month.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(See Attached Financial Tables)

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Net revenues:
Local	$71,279	$66,845
National	21,033	19,802
Other	6,257	6,444

Total revenues	98,569	93,091

Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	22,341	21,717
Selling, general and administrative	39,292	37,358
Corporate general and administrative	4,707	4,545
Depreciation and amortization	2,848	2,978
Other operating expenses, net	(140)	—

Operating income	29,521	26,493

Interest income	2	1
Interest expense	(7,287)	(7,892)
Other items, net	(15)	(99)

Income before income taxes	22,221	18,503

Current income tax expense	4,541	4,259
Deferred income tax expense	3,915	3,148

Total income tax expense	8,456	7,407

Net income	$13,765	$11,096

Basic net income per share
Net income per common share	$0.14	$0.11

Diluted net income per share
Net income per common share	$0.14	$0.11

Weighted average basic common shares outstanding	100,589	100,530

Weighted average diluted common shares outstanding	100,718	100,908

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, free cash flow, consolidated operating cash flow and consolidated debt.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense, and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense, other items, net, other operating expenses, net, depreciation and amortization and non-cash compensation expense minus capital expenditures.

•	Consolidated operating cash flow is operating income excluding other operating expenses, net, certain non-recurring items, depreciation and amortization and non-cash compensation expense.

•	Consolidated debt is the sum of long-term debt and amounts due to/from Cox Enterprises.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses consolidated operating cash flow and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreement and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and consolidated operating cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and consolidated operating cash flow should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
	(In thousands)
Operating income	$29,521	$26,493
Adjustments:
Other operating expenses, net	(140)	—
Depreciation and amortization	2,848	2,978
Non-cash compensation expense	192	—
Corporate general and administrative (including $0.1 million of non-cash compensation expense in 2005)	4,707	4,545

Station operating income	$37,128	$34,016

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
	(In thousands)
Net income	$13,765	$11,096
Adjustments:
Deferred income tax expense	3,915	3,148
Other items, net	15	99
Other operating expenses, net	(140)	—
Depreciation and amortization	2,848	2,978
Non-cash compensation expense	312	—
Capital expenditures	(2,280)	(2,095)

Free cash flow	$18,435	$15,226

The following table reconciles operating income for the twelve months ended March 31, 2005, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated operating cash flow, a non-GAAP financial measure.

Twelve Months Ended March 31, 2005
(Unaudited)
(In thousands)
Operating income	$146,705
Adjustments:
Other operating expenses, net	1,083
Non-recurring item:
Loss on loan guarantee	2,934
Depreciation and amortization	11,737
Non-cash compensation expense	312

Consolidated operating cash flow	$162,771

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of March 31, 2005
(Unaudited)
(In thousands)
Balance sheet debt:
Due to Cox Enterprises	$2,448
Long-term debt	454,911

Consolidated debt	$457,359